Exhibit 10.1
April 28, 2022

Richard Sherr
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Re: Letter Agreement

Dear Mr. Sherr,

Reference is made to the employment agreement between you and The TJX Companies, Inc. (“TJX” or “Company”) dated February 2, 2018, as most recently amended as of January 29, 2021 (the “Employment Agreement”). Subject to the other terms and conditions provided therein, you agree that your employment with TJX under the Employment Agreement will continue as follows: (i) effective July 11, 2022 and continuing until the close of business on January 28, 2023 (the last day of FY23), your employment in the role of Senior Executive Vice President, Group President of TJX will continue on a reduced time basis that is intended to reflect approximately eighty percent (80%) of your current work schedule (the “Reduced Schedule”) and (ii) effective January 29, 2023 (the start of FY24) and continuing until the Retirement Date (as defined below), you will no longer serve as an executive officer of TJX and your employment will continue in the role of Senior Executive Vice President of TJX on the same Reduced Schedule. You agree that during your employment, including during the period of the Reduced Schedule, you shall continue to diligently perform such duties and responsibilities as may be specified from time to time by the Company, and you shall devote such time and attention as required to fulfill your duties and responsibilities and your best efforts to the performance thereof. On July 14, 2023, you are scheduled to retire from TJX (such date, the “Retirement Date”).

This letter agreement (the “Letter Agreement”) is intended to summarize (x) the changes to your compensation and benefits under the Employment Agreement in connection with the changes to your work time and position as contemplated herein and (y) the benefits to which you will be entitled upon your retirement on the Retirement Date. You hereby acknowledge and agree to the following:

1.Effective the date the Reduced Schedule commences, your annualized base salary and car allowance shall be reduced to $960,000 and $28,723, respectively, which in each case reflects eighty percent (80%) of the level in effect immediately prior to the date the Reduced Schedule commences.

2.Your outstanding award opportunity under TJX’s Management Incentive Plan (“MIP”) for FY23 will continue to reflect a target value of 90% of your actual base salary earned during FY23, which shall take into account the base salary adjustment described above in connection with the Reduced Schedule.

3.The FY23 tranches of all outstanding awards under TJX’s Long Range Performance Incentive Plan (“LRPIP”) (i.e., the FY21-23 cycle, FY22-24 cycle and FY23-25 cycle) will be adjusted to reflect the Reduced Schedule. For your FY21-23 LRPIP award, your original target award opportunity of $1,297,200 is reduced to $1,210,720 as a result of an eighty percent (80%) proration of the FY23 tranche.

4.Your outstanding awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) granted under TJX’s Stock Incentive Plan (the “SIP”) shall, in each case, continue in accordance with and subject to their existing terms and conditions.

5.Effective as of the date hereof, you will no longer be eligible for new awards or payouts under MIP or LRPIP for performance periods beginning in FY24 or later, or new grants of RSUs, PSUs or other equity-based awards under the SIP.

6.During your employment during the period of the Reduced Schedule, you will continue to be eligible to participate in other TJX benefits, in each case in accordance with and subject to plan terms. For the avoidance of doubt, your eligibility for vacation time benefits will be reduced to reflect your reduced time status in accordance with Company policy.

7.Following your retirement on the Retirement Date and assuming no earlier termination of your employment with the Company, you will be eligible for the following payments and benefits, subject to your satisfaction of your obligations under the Employment Agreement (including, without limitation, Sections 8 and 12 thereof) and The TJX Companies, Inc. Executive Severance Plan, as modified by your participation agreement thereunder (the “Severance Plan”) (including, without limitation, Section 8 thereof):

a.As soon as practicable and in all events within 30 days following the Retirement Date, payment to you of any earned but unpaid base salary, any earned but unpaid automobile allowance, and any earned but unused vacation time in accordance with Company policy.

b.Any payment, to the extent unpaid, to which you are entitled under MIP for FY23, under LRPIP for the FY21-23 cycle, and with respect to your FY21-23 PSU award granted under the SIP, in each case based on actual performance results for such year or cycle, as applicable, and paid at the same time as other awards are paid for such year or cycle, as applicable; and any unpaid amount to which you are entitled with respect to your 2020 RSU award under the SIP that is scheduled to vest in full on April 10, 2023.

c.Any benefits (including, without limitation, Special Service Retirement benefits) with respect to your award opportunities under LRPIP for the FY22-24 cycle and FY23-25 cycle, in accordance with and subject to applicable award terms. As of your retirement on the Retirement Date, after taking into account the adjustments described in Section 3 above, your LRPIP target award opportunities shall be adjusted to $420,000 for the FY22-24 cycle and to $186,667 for the FY23-25 cycle, with any payout based on actual LRPIP performance results for the applicable cycle and paid at the same time as other LRPIP awards are paid for the applicable cycle.

d.Any benefits (including, without limitation, Special Service Retirement benefits) with respect to your PSU and RSU awards under the SIP that remain outstanding as of the Retirement Date, in accordance with and subject to applicable award terms.

i.Your PSU awards granted under the SIP, to the extent outstanding as of the Retirement Date, shall remain outstanding and eligible to vest in accordance with and subject to the terms of the applicable award, with your target award prorated two-thirds (2/3) for the FY22-24 cycle and one-third (1/3) for the FY23-25 cycle, and any payout based on actual PSU performance results for the applicable cycle. As of your retirement on the Retirement Date, assuming no share split or other event described in Section 3(b) of the SIP, your PSU awards, measured at target after applicable proration, shall be 18,435 units under the FY22-24 PSU award and 11,691 units under the FY23-25 PSU award.

ii.In addition, the applicable portions of your 2021 and 2022 grants of RSU awards under the SIP, to the extent vested and outstanding as of the Retirement Date, shall be delivered to you in accordance with and subject to the terms of the applicable award, including any required six-month delay under Section 409A of the Internal Revenue Code. As of your retirement on the Retirement Date, assuming no share split or other event described in Section 3(b) of the SIP, the number of RSUs eligible to be delivered to you, after accounting for applicable proration, is 18,435 units under your 2021 RSU award and 7,794 units under your 2022 RSU award.

e.All vested benefits under the Company’s deferred compensation programs (including, for the avoidance of doubt, any vested benefits under TJX’s Executive Savings Plan (“ESP”); provided, for the avoidance of doubt, that consistent with the terms of ESP, you will not be eligible for any performance-based employer credits under ESP for FY24) and retirement/savings programs (including, for the avoidance of doubt, any vested benefits under TJX’s tax-qualified retirement plans and Supplemental Executive Retirement Plan), in each case in accordance with and subject to applicable plan terms, including any required six-month payment delay under Section 409A of the Internal Revenue Code. Your rights, if any, under Company health and welfare programs will be governed by the terms of the applicable program and applicable law, and all other TJX benefits will cease as of the Retirement Date in accordance with and subject to plan terms. For the avoidance of doubt, if there is no written plan governing any such benefits then those benefits will cease as of the Retirement Date.

8.You further acknowledge and agree, effective as of the date hereof, that: (a) you will not be eligible for any severance or, except as provided by the terms of any outstanding award under the SIP, change of control benefits in connection with your retirement or following the Retirement Date; (b) the release requirement set forth in Section 12 of your Employment Agreement will continue to apply as described therein; (c) you have voluntarily requested the change to your schedule and your anticipated retirement described in this Letter Agreement, and the transition of your duties and responsibilities from and after the date hereof, including without limitation the appointment of any successor to your position, is not a breach of the Employment Agreement, you will not advance a claim that you have been constructively dismissed as a result of any such changes, and you will have no claim against the Company for any compensation- or benefits-related loss arising out of the change to your schedule or your anticipated retirement consistent with the terms of this Letter Agreement; (d) you agree to resign from such other offices and positions with or on behalf of the Company and/or its affiliates, and to execute such documents and take other such actions to effectuate the transitions contemplated by this Letter Agreement, in each case as may be requested by TJX; (e) you continue to be bound by, and the benefits described in this Letter Agreement are subject to, each of your undertakings under Section 8 of the Employment Agreement and Section 8 of the Severance Plan, with the post-employment portions of the Nonsolicitation Period and the Noncompetition Period (in each case, as defined in the Severance Plan) commencing on the Retirement Date; and (f) you are subject to the Policy for Recovery of Executive Officer Incentive Compensation of The TJX Companies, Inc., as amended February 1, 2019, and any other applicable Company policy adopted hereafter regarding recovery of executive officer incentive compensation adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as amended.

9.You understand all of the changes to your compensation and benefits arising out of the change to your schedule and your anticipated retirement, and you agree that the payments and benefits described above are in complete satisfaction of any and all compensation and benefits due to you from the Company, whether arising from the Employment Agreement or otherwise, in connection with the Reduced Schedule and your retirement, and that, except as expressly provided in this Letter Agreement, nothing further is or will be owed to you by the Company.

10.All payments required to be made to you by the Company as referenced in this Letter Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. You acknowledge that you have had an opportunity to review with your personal advisors the provisions of this Letter Agreement and all of the changes to your compensation and benefits arising out of the change to your schedule and anticipated retirement, and you agree that the Company shall not be liable to make you whole for any taxes that may become due or payable by reason of any payment, benefit or entitlement referenced in this Letter Agreement, or otherwise.

11.The rights and obligations of the Company under this Letter Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Your rights and obligations under this Letter Agreement, or under any agreement, plan or award referenced herein, are not assignable except only that stock issuable and awards and payments payable to you after your death shall be made to your estate except as otherwise provided by the applicable plan or award documentation.

Except as otherwise amended by this Letter Agreement, the Employment Agreement shall continue in full force and effect. You acknowledge and agree that, unless terminated earlier in accordance with its terms, your employment with TJX under the Employment Agreement shall continue from and after the date hereof in accordance with the terms of the Employment Agreement, as amended by this Letter Agreement.

If you agree with the foregoing, please so indicate by signing the enclosed copy of this Letter
Agreement in the space indicated below and returning it to the Company, whereupon this Letter
Agreement will take effect as of the date hereof. This Letter Agreement shall constitute an agreement under seal.

[Signature Page Follows]

THE TJX COMPANIES, INC.

By: /s/ Ernie Herrman
Name: Ernie Herrman
Title: Chief Executive Officer and President

EXECUTIVE:

/s/ Richard Sherr
Name: Richard Sherr

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